Exhibit 5.1
HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074
TEL      804 • 788 • 8200
FAX      804 • 788 • 8218
File No. 48181.104
August 24, 2006
Board of Directors
Winston Hotels, Inc.
2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina 27608
Winston Hotels, Inc.
2,760,000 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as special counsel to Winston Hotels, Inc., a North Carolina Corporation (the “Company”), in connection with the issuance of up to 2,760,000 common shares of beneficial interest of the Company, par value $.01 per share (including an option granted to the underwriters to purchase up to 360,000 common shares to cover over-allotments) (collectively, the “Shares”) pursuant to an Underwriting Agreement, dated as of August 24, 2006 (the “Underwriting Agreement”) among the Company, WINN Limited Partnership, a North Carolina Limited Partnership and Friedman, Billings, Ramsey & Co., Inc., as representative of the several underwriters named on Schedule A thereto. The Shares will be issued in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-109406), as filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2003 (at the time it became effective, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”) and the related prospectus dated October 21, 2003 and prospectus supplement dated August 24, 2006 (collectively, the “Prospectus”).
     In connection with the foregoing, we have examined the following:
     (i) the Registration Statement;
     (ii) the Restated Articles of Incorporation, and the amendments thereto, as certified by the Secretary of State of the State of North Carolina as of February 20, 2004, as certified by the Secretary of the Company as of the date hereof;
     (iii) the Articles of Amendment to Restated Articles of Incorporation, as certified by the Secretary of State of the State of North Carolina as of August 4, 2005, as certified by the Secretary of the Company as of the date hereof;
     (iii) the Company’s Amended and Restated Bylaws, as certified as of the date hereof by the Secretary of the Company; and

Board of Directors
Winston Hotels, Inc.
August 24, 2006

     (iv) resolutions of the Board of Directors of the Company dated as of September 30, 2003, August 17, 2006 and August 24, 2006, as certified by the Secretary of the Company as of the date hereof.
     For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).
     We do not purport to express an opinion on any laws other than the North Carolina Business Corporation Act.
     Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement and upon payment therefor in the manner contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of even date herewith, incorporated by reference into the Registration Statement, and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.
     This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.
Very truly yours,
/s/ Hunton & Williams LLP